EXHIBIT 99.1

FOR IMMEDIATE RELEASE
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For:     Mid America Bank                    Media Contact:
         55th Street & Holmes Avenue         Ray Hanania, Public Affairs Officer
         Clarendon Hills, IL 60514           630-887-3177
         www.midamericabank.com


                    MID AMERICA BANK ANNOUNCES RESOLUTION OF
                   DEPARTMENT OF JUSTICE FAIR LENDING INQUIRY

         CLARENDON HILLS, Illinois, December 30, 2002 - Mid America Bank announced today that it has reached an agreement with the U. S. Department of Justice that ends an inquiry into the bank's home mortgage lending practices during the 1996-2000 period.

         "The agreement's terms are entirely consistent with Mid America's longstanding commitment to fair lending and the bank's current business objectives," said Mid America Bank President Ken Koranda. "Mid America has made over $830 million in mortgage loans to minority customers during the past seven years."

         Koranda said that the bank denies any violation of the fair lending laws and asserts it has substantial grounds to dispute the Department of Justice's inquiry, noting the Department's analysis is based on 1990 census data which the bank contends does not accurately reflect the changing demographics of the Chicago area. An analysis of the bank's lending during the review period using 2000 census tract data shows a far more favorable performance, with the bank's lending in the geographic areas at issue totaling $338 million. The bank currently has five branch offices located in majority minority census tracts and denies it has ever established branch locations on the basis of race or ethnicity. However, the bank decided to work with the Department to reach an outcome that provides meaningful new benefits for borrowers in minority areas and avoids the time and expense of prolonged litigation.

         In the agreement, which is subject to court approval, the bank will undertake a number of actions over the next five years to promote its home mortgage lending in communities with significant minority populations:

..        Open or acquire two branch offices in minority areas within 30 months.
..        Implement a targeted advertising campaign to increase home mortgage lending.
..        Provide $10 million in benefits to borrowers through special financing programs to help residents of minority areas achieve home ownership.
..        Contribute $500,000 to homebuyer education and counseling programs, and conduct an assessment of the home mortgage credit needs of residents in minority areas.


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         Mid America has been a leading participant for many years in voluntary community lending initiatives. Its involvement in outreach programs includes Neighborhood Housing Services of Chicago, ACORN, Spanish Coalition for Housing, Congressional Black Caucus Foundation's With Ownership Wealth initiative, Chicago Housing Authority Corporation's Choose to Own program, and The City of Chicago's New Homes for Chicago program.

         Earlier this year, Mid America Bank voluntarily announced a $1 billion initiative to promote fair lending through its Affordable Access program, allowing borrowers with less than prime credit to obtain prime rate mortgage loans.

         Mid America Bank, a federally chartered stock savings bank, is a subsidiary of MAF Bancorp (Nasdaq: MAFB). The bank operates a network of 34 retail banking offices in Chicago and its suburbs.

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